EXHIBIT 10.1

WORKING CAPITAL LOAN AGREEMENT

WORKING CAPITAL LOAN AGREEMENT (this “Agreement”), dated as of January __, 2006 (the “Effective Date”), between MGG MIDSTREAM HOLDINGS, L.P., a limited partnership organized and existing under the laws of the State of Delaware with principal offices at One Williams Center, Tulsa, Oklahoma 74172 (“Lender”) and MAGELLAN MIDSTREAM HOLDINGS, L.P., a limited partnership organized and existing under the laws of the State of Delaware with principal offices at One Williams Center, Tulsa, Oklahoma 74172 (“Borrower”).

1. Loan. Lender shall make revolving loans (“Loans”) to Borrower during the term of this Agreement in an aggregate principal amount outstanding of up to, but not exceeding, [$5,000,000] at any time. There shall be no more than five (5) Loans outstanding at any time.

2. Term. Borrower may borrow Loans from Lender up to the total loan commitment of [$5,000,000] at any time from the Effective Date to [December 31, 2006] (the “Maturity Date”). Borrower hereby promises to pay to Lender all outstanding principal, interest and other payments owing under this Agreement in full on the Maturity Date.

3. Revolving Nature and Availability. Subject to the terms and conditions hereof, Borrower may increase or decrease Loans under this Agreement by making borrowings, repayments and further borrowings.

4. Procedure for Borrowing. Borrower may borrow in amounts of not less than $50,000.00, and in integral multiples of not less than $5,000.00 in excess thereof, by giving written notice to Lender. Each borrowing shall be requested with a same-day notice by 10:00 a.m. (Tulsa time) the day of the proposed borrowing, and Lender shall make such borrowing available to Borrower by 12:00 noon (Tulsa time) on such day.

5. Conditions of Loans. The obligation of Lender to make the Loans described herein is subject to the following conditions:

(a) no Default (as defined below) has occurred and is continuing;

(b) the proceeds of the proposed Loan are, at the date of the relevant request, to be used by Borrower for working capital purposes, as reasonably determined by Borrower; and

(c) Lender has received the notice of borrowing.

6. Interest. Each Loan made hereunder shall bear interest from the date made to the date paid in full at a rate per annum equal to the LIBOR Rate (as defined below) in effect from time to time plus [2.125]% per annum. If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing sentence plus 2%. Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.

Borrower promises to pay all accrued and unpaid interest on the unpaid principal amount of any Loan on the earlier to occur of (i) the last day of each calendar month of Borrower that such Loan is outstanding, or (ii) the date that the applicable Loan is repaid. All payments of principal and interest shall be payable in lawful currency of the United States of America at the office of Lender as provided above or such other address as the holder hereof shall have designated to Borrower, in immediately available funds.

For each calendar month of Borrower, the “LIBOR Rate” shall mean the rate per annum determined on the basis of the rate for deposits in United States Dollars for a period equal to one month commencing on the first day of such calendar month, which rate appears on Bloomberg page BBAM two business days prior to the first day of each calendar month. In the event that such rate does not appear on the Bloomberg page BBAM screen (or otherwise on such screen), the “LIBOR Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying LIBOR rates as may be selected by Lender.

7. Commitment Fee. Borrower shall pay to Lender a commitment fee on the daily average unused amount of the commitment for the period from and including the Effective Date up to, but excluding, the Maturity Date at a rate of 0.25% per annum. Accrued commitment fees shall be payable quarterly in arrears on the last day of each calendar quarter of Borrower and on the Maturity Date. All commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

8. Prepayment; Termination. Borrower may prepay all or part of any Loan outstanding hereunder at any time without payment of penalty. Any partial prepayment, however, shall not be made in amounts of less than $5,000.00. Borrower may terminate this Agreement and the Commitment at any time by notice to Lender and repayment of any Loans and any accrued interest and accrued fees hereunder.

9. Default. Borrower shall be in default (“Default”) if any of the following events occur and continue:

(a) Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) Borrower defaults in the performance of the terms and conditions of this Agreement (other than as provided in paragraph (a) of this Section) and such default continues for 30 days after notice thereof from Lender; or

(c) Borrower or any of its Subsidiaries (as defined below) shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(d) the Lender shall not own and control, of record and beneficially, directly, at least 50.1% of each class of outstanding capital stock of Magellan Midstream Holdings GP, LLC.

For purposes of the foregoing, “Subsidiary” means, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by Borrower.

10. Acceleration at Option of Lender. If any of the events listed in paragraph 9 occur and continue, Lender may declare the amounts outstanding under this Agreement immediately due and payable, at which time all unpaid Loans (and all accrued and unpaid interest and all fees and other amounts) shall immediately become due and payable. Lender shall promptly advise Borrower in writing of any acceleration under this paragraph, but the failure to do so shall not impair the effect of a subsequent declaration.

11. Binding Effect. This Agreement shall be binding on the respective successors and assigns of Lender and Borrower and shall inure to the benefit of Lender’s successors and assigns. The Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender.

12. Non-Waiver. No delay or failure by Lender to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

13. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

14. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16. Entire Agreement; Modification. This instrument shall constitute the entire agreement between Lender and Borrower and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no oral agreements between the parties. This Agreement may not be amended or modified except in a writing signed by both parties.

17. Notices. All notices under this Agreement shall be in writing and delivered to the respective parties at their principal offices stated at the beginning hereof.

18. No Third Party Beneficiaries. The agreement of Lender to make Loans to Borrower for the account of Borrower on the terms and conditions set forth in this Agreement, is solely for the benefit of Borrower and no other person has any rights hereunder against Lender or with respect to the extension of credit contemplated hereby.

19. Special Exculpation. No claim may be made by Borrower or any other person against Lender, directors, officers, employees, attorneys or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or relating to this Agreement or any other financing document or the transactions contemplated hereby or thereby, or any act, omission or event occurring in connection therewith and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

20. Waiver of Jury Trial. Each of Borrower and Lender hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

21. Expenses. Borrower agrees to pay or reimburse Lender for all its out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and any other documents prepared in connection herewith, including the fees and disbursements of counsel to Lender.

22. Indemnification. Borrower agrees to the fullest extent permitted by law, to indemnify and hold harmless Lender and each of its directors, officers, employees and agents (each an “Indemnified Party”) from and against any and all claims, damages, liabilities and expenses (including without limitation fees and disbursements of counsel) arising out of or in connection with any investigation, litigation or proceeding (whether or not any Indemnified Party is a party) arising out of, related to or in connection with this Agreement, the Loans made hereunder or any transaction in which any proceeds of all or any part of the Loans made hereunder are applied.

23. Severability. If any term or provision of this Agreement shall be determined to be illegal or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

24. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

25. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any amounts outstanding hereunder, together with all fees, charges and other amounts which are treated as interest on such amounts under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable law, the rate of interest payable in respect of such amounts outstanding hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such amounts outstanding but were not payable as a result of the operation of this Section 25 shall be cumulated and the interest and Charges payable to Lender in respect of other amounts outstanding hereunder or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount shall have been received by Lender.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their proper officers on the day and year first above written.

MGG MIDSTREAM HOLDINGS, L.P.
By: MGG Midstream Holdings GP, LLC, its general partner

By:
Name:	John D. Chandler
Title:	Chief Financial Officer

MAGELLAN MIDSTREAM HOLDINGS, L.P.
By: Magellan Midstream Holdings GP, LLC, its general partner

By:
Name:	John D. Chandler
Title:	Chief Financial Officer